Exhibit 10.3

Second Amendment to the
Aon Corporation Outside Directors Stock Award
And Retirement Plan, as Amended and Restated
Effective January 1, 2003

WHEREAS, Aon Corporation (the “Company”) has adopted the Aon Corporation Outside Directors Stock Award and Retirement Plan, as amended and restated as of January 1, 2003 (the “Plan”), which is a subplan of the Aon Stock Incentive Plan, as approved and adopted by the Company’s stockholders in 2001 and as amended from time to time thereafter; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan pursuant to the Board’s authority to do so under Section 13 of the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2006:

Section 4.  A new subsection (c) shall be added at the end of Section 4 as follows:

“(c)         Frozen Participation and Future Awards:  Effective January 1, 2006 (the “Freeze Date”), the Plan was amended to cease any and all grants of Annual Awards and Future Service Retirement Awards to Outside Directors pursuant to this Section 4. The Bookkeeping Account of an Outside Director who was serving on the Company’s Board prior to the Freeze Date shall remain subject to the Plan’s other provisions, including those on vesting, distribution and deferment.”

IN WITNESS WHEREOF, Aon Corporation has adopted the Second Amendment to the Aon Corporation Outside Directors Stock Award and Retirement Plan, as Amended and Restated Effective January 1, 2003, effective as set forth above.